Exhibit 21

List of Subsidiaries

Cascade Microtech Foreign Sales Inc.

Cascade Microtech Japan, K.K.

Cascade Microtech Taiwan Co., Ltd.

Cascade International Trading (Shanghai) Co., Ltd.

Cascade Microtech, GmbH

Gryphics, Inc.

Cascade Microtech, GmbH